SUB-ITEM 77C:  MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

(a) A special meeting of shareholders of the Bonnel Growth Fund (Bonnel, MegaTrends Fund, and Regent Eastern European Fund (Regent) was held August 16, 2000.

(b) J. Michael Belz, Frank E. Holmes, Richard E. Hughs, and Clark R. Mandigo were elected as directors of U.S. Global Accolade Funds. No other directors are now in office.

(c) Matters voted on and the percentage of affirmative and negative votes cast on each matter.
                                                                  PERCENT
                                                           ---------------------
                                                           AFFIRMATIVE  NEGATIVE
                                                           -----------  --------
     (1)  Adopt an amended  and  restated                     60.8        0.8
          master trust agreement

     (2)  Ratify  the  selection  of  the
          independent auditors                                52.8        1.8

                                              BONNEL     MEGATRENDS     REGENT
                                            ----------   ----------   ----------
                                            (*)   (**)   (*)   (**)   (*)   (**)
                                            ----  ----   ----  ----   ----  ----

     (3)  To  reclassify or amend certain
          fundamental investment restric-
          tions
          A.   Isuance of senior
               securities                   52.4   2.2   51.4   3.3   51.9   4.0

          B.   Diversification of
               investments                  53.3   1.5   52.6   2.3   52.9   2.7

          C.   Margin purchases and short
               sales                        51.3   3.6   50.3   4.5   50.3   5.8

          D.   Borrowing                    51.6   3.4   50.4   4.4   51.2   4.9

          E.   Investments in real estate   52.8   2.2   51.3   3.5   52.6   2.6

          F.   Concentration of
               investments in a
               particular industry          52.2   2.2   49.9   3.8   52.4   3.0

          G.   Underwriting                 52.4   2.2   49.9   3.5   51.7   3.6

          H.   Lending of assets            51.7   3.0   49.2   4.4   50.7   4.7

          I.   Investments in other
               investment companies         52.1   2.5   49.2   4.6   51.7   3.0

          J.   Investments in illiquid
               securities (Bonnel Growth
               Fund and MegaTrends Fund
               only voting)                 51.3   3.3   49.0   5.1     --    --

          K.   Purchase or sale of
               commodities or commodity
               futures contracts (Bonnel
               Growth Fund and the Regent
               Eastern European only
               voting)                      51.9   2.9     --    --   52.5   3.2

               (MegaTrends Fund only
               voting on L through N)
          L    Investments in oil, gas,
               or other mineral leases        --    --   50.4   3.8   --    --

          M.   Investments in warrants        --    --   50.5   3.5   --    --

          N.   Investment in any one          --    --   49.7   4.2   --    --
               issuer

     (*)  AFFIRMATIVE
     (**) NEGATIVE

(d)  Not applicable.